ADVISORS SERIES TRUST

SECOND AMENDMENT TO THE OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDMENT, dated as of this 28th day of January, 2012, to the Operating Expenses Limitation Agreement, originally made and entered into on July 21, 2004 (the “Agreement”), is entered into by and between ADVISORS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of the Chase Mid-Cap Growth Fund (the “Fund”), a series of the Trust, and the Advisor of the Funds, Chase Investment Counsel Corporation (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Appendix A of the Agreement; and

NOW, THEREFORE, the parties agree as follows:

Appendix A of the Agreement is hereby superseded and replaced with Appendix A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST on behalf of the Chase Mid-Cap Growth Fund	CHASE INVESTMENT COUNSEL CORPORATION

By: /s/ Douglas G. Hess	By: /s/ Jennifer King
Print Name: Douglas G. Hess	Print Name: Jennifer King
Title: President	Title: Senior Vice President and Chief Compliance Officer

Appendix A

Fund	Operating Expense Limit
Chase Mid-Cap Growth Fund Class C	2.23%
Chase Mid-Cap Growth Fund Class N	1.48%
Chase Mid-Cap Growth Fund Institutional Class	1.23%

A-1